Exhibit 99.1

RYERSON INC. DECLARES DIVIDENDS

Chicago, Illinois – November 28, 2006 – The Board of Directors of Ryerson Inc. (NYSE: RYI) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable February 1, 2007, to stockholders of record at the close of business on January 10, 2007.

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Ryerson Inc. is a leading North American distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.